Exhibit 10.4
CRUMBS BAKE SHOP, INC.
110 West 40th Street,
Suite 2100, New York, NY
November 14, 2011
Mr. John D. Ireland
c/o Crumbs Holdings, LLC
145 Main Street
Preston, MD 21655
Re:     Employment Agreement
Dear Mr. Ireland:
Reference is hereby made to that certain Employment Agreement dated May 5, 2011 between Crumbs Bake Shop, Inc., a Delaware corporation (the “Company”), Crumbs Holdings LLC, a Delaware limited liability company (“Holdings”) and John D. Ireland, an individual (the “Executive”) (such agreement, the “Original Agreement”). The parties to the Original Agreement wish to amend it with respect to Executive’s Base Salary and title. In consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, including the continued employment of Executive as an officer of the Company and Holdings, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Executive, the Company and Holdings, intending to be legally bound, hereby agree that effective as of the date set forth above, Executive shall be employed by each of the Company and Holdings as its Chief Financial Officer and Senior Vice-President (collectively, the “Title”), and in connection therewith, shall be entitled to, among others things, an annual salary of Two Hundred and Twenty-Five Thousand Dollars ($225,000) (the “Salary”) commencing as of the date of this Agreement.
This letter agreement may be executed in counterparts, each of which is an original but which shall together constitute one and the same instrument.

CRUMBS BAKE SHOP, INC.

By:	/s/ Jason Bauer Name: Jason Bauer
Title: CEO/President

CRUMBS HOLDINGS, LLC

By:	/s/ Jason Bauer Name: Jason Bauer
Title: CEO/President

AGREED AND ACCEPTED:

/s/ John D. Ireland John D. Ireland